Exhibit 99.1

microHelix Requests Nasdaq Listing
Qualifications Panel Hearing

For Immediate Release

Contact:	Ty Pettit
President & CEO
(503) 968-1600

RCG Capital Markets Group, Inc. (480) 675-0400

PORTLAND, Ore., September 10, 2003 — microHelix, Inc. (Nasdaq: MHLX) today announced that the Company received a Nasdaq Staff Determination dated September 8, 2003 indicating the Company failed to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4), and that its shares of common stock, Class A warrants and Class B warrants are therefore subject to delisting from The Nasdaq Small Cap Market. On May 15, 2003, microHelix had reported that the Nasdaq Stock Market, Inc. had notified the Company that it had until September 4, 2003 to regain compliance with the minimum bid price requirement of $1.00 per share for its common stock.

The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance that the Panel will grant the Company’s request for continued listing. The Company anticipates that its common stock and warrants will continue to be quoted on The Nasdaq Small Cap Market pending the disposition of its appeal.

Ty Pettit, microHelix president and chief executive officer, commented, “We have requested a hearing before the Qualifications Panel and are committed to doing everything in our power to retain our Nasdaq listing for the benefit of our shareholders.”

If the Company is unable to continue its listing on The Nasdaq Small Cap System, the Company expects that its shares and warrants may be eligible for quotation on the OTC Bulletin Board. Delisting from The Nasdaq Small Cap Market may have an adverse effect on the liquidity of the Company’s common stock and warrants.

microHelix, Inc. is a leading designer, manufacturer and marketer of customized electronic micro-interconnect systems for the medical (ultrasound, minimally invasive and fully-implantable), commercial and military markets. microHelix’s interconnect systems are designed into devices manufactured by OEM customers and are used in applications like medical ultrasound probes, electrophysiology cardiac mapping catheters, left ventricular assist devices and pain management devices. microHelix has 13 approved U.S. patents and 12 pending patents covering proprietary micro-miniature methods of manufacturing electronic interconnect systems and related technology.

Statements in this press release, including statements by Ty Pettit, other than statements of historical fact are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, Company performance and financial results. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are subject to risks and uncertainties that could cause the Company’s actual future results to differ materially from the results discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, competition from existing or new products, production delays, lack of market acceptance of the Company’s products, general economic conditions, and such other risks and factors as are described from time to time in the Company’s Securities and Exchange Commission filings. The forward-looking statements made today speak only as of today and the Company does not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

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